Exhibit 10.2

Execution Version

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of November 21, 2023, is made by and among Global Partner Sponsor II LLC, a Delaware limited liability company (“Sponsor”), Global Partner Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror” and, following the Closing, the “Public Company”), Stardust Power Inc., a Delaware corporation (the “Company”), and, solely for purposes of Sections 1, 3, 8 and 9 (and the other sections of this Agreement solely to the extent relating to Sections 1, 3, 8 and 9), certain individuals, each of whom is a member of Acquiror’s board of directors and/or management (the “Insiders”). Sponsor, Acquiror, the Company and, solely for purposes of Sections 1, 3, 8 and 9 (and the other sections of this Agreement solely to the extent relating to Sections 1, 3, 8 and 9), the Insiders shall be referred to herein from time to time, collectively, as the “Parties” and each, individually, as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”). For purposes of this Agreement, the “Acquiror Shares” held by Sponsor shall include (i) the Acquiror Class B Shares to be converted to Acquiror Class A Shares in connection with the Class B Conversion and (ii) the Acquiror Class A Shares to be converted to Acquiror Common Stock in connection with the Domestication.

WHEREAS, Acquiror, the Company and certain other Persons party thereto entered into the Business Combination Agreement;

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, Sponsor will (a) vote in favor of approval of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement to occur at or prior to the Closing (including the Acquiror Shares as converted in the Class B Conversion, which shall be deemed to be converted at the option of the holders of the Acquiror Class B Shares), including the Domestication and the Mergers, at any meeting of the stockholders of Acquiror, (b) agree to be bound by certain restrictions on transfer with respect to its Acquiror Shares prior to the Closing, (c) agree to terminate certain lock-up provisions of that certain Letter Agreement, dated as of January 11, 2021, as amended by that certain Letter Agreement Amendment, dated as of January 13, 2023, by and among Sponsor, Acquiror and the Insiders (the “Letter Agreement”), on the terms and subject to the conditions set forth in this Agreement, (d) agree to be bound by certain lock-up provisions during the lock-up period described herein with respect to its Acquiror Shares, (e) agree to fully vest 3,000,000 of its Acquiror Class B Shares prior to the Domestication (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like (collectively, “Adjustments”), the “Immediately Vesting Shares”), (f) agree to subject 1,000,000 of its Acquiror Class B Shares (as adjusted for any Adjustments, the “Trading Price Vesting Shares” and, together with the Immediately Vesting Shares, the “Vesting Shares”) to vesting (or forfeiture) on the basis of achieving (or failing to achieve) certain trading price thresholds following the Closing, (g) agree to forfeit 3,500,000 of its Acquiror Class B Shares (the “Forfeited Shares”) for no consideration and (h) waive any anti-dilution adjustment to the conversion ratio set forth in the Amended and Restated Memorandum and Articles of Association of Acquiror, effective on January 11, 2021, as amended by that certain amendment thereto, dated as of January 11, 2023 (the “Articles of Association”), or similar protection with respect to the Acquiror Common Stock; and

WHEREAS, Acquiror and Sponsor are party to that certain Securities Subscription Agreement, dated as of November 11, 2020 (the “Subscription Agreement”), certain provisions of which the Parties hereto wish to amend in accordance with this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote and Approve.

a. The Parties hereby acknowledge and agree that paragraph 3 of the Letter Agreement is implicated by the Business Combination and that such paragraph of the Letter Agreement is incorporated in this Agreement by reference thereto.

b. Sponsor, Acquiror and the Insiders agree that Sponsor shall not enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant a proxy or power of attorney, with respect to the Founder Shares and Public Shares that is inconsistent with this Agreement or otherwise take any other action with respect to the Founder Shares and Public Shares that would prevent, materially restrict, materially limit or materially interfere with the performance of the Sponsor’s obligations hereunder or the consummation of the transactions contemplated hereby.

2. Waiver of Anti-dilution Protection. Sponsor hereby (a) waives, subject to, conditioned upon and effective as of immediately prior to, the occurrence of the Effective Time, any rights to adjustment of the conversion ratio with respect to the Acquiror Shares owned by Sponsor set forth in the Articles of Association or any other anti-dilution or similar protection with respect to Acquiror Shares owned by Sponsor and (b) agrees not to assert or perfect any rights to adjustment of the conversion ratio with respect to the Acquiror Shares owned by Sponsor set forth in the Articles of Association or any other anti-dilution or similar protection with respect to the Acquiror Shares owned by Sponsor.

3. Termination of the Existing Post-Closing Lock-up. Each of Acquiror, the Insiders and Sponsor hereby agrees that, effective as of the consummation of the Closing (and not before), Section 5 of the Letter Agreement shall be amended and restated in its entirety as follows: “5. Reserved.”

The amendment and restatement set forth in this Section 3 shall be void and of no force and effect with respect to the Letter Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

4. Lock-up; No Transfer of Acquiror Shares.

a.   Other than Transfers of Acquiror Common Stock (i) in connection with financing the Business Combination in a manner accordance with the Business Combination Agreement, (ii) in connection with the private placement warrants contemplated by Section 7.07 of the Business Combination Agreement and (iii) to Sponsor by the Insiders or vice versa, during the period from the date hereof through the Expiration Time (as defined below), Sponsor shall not (x) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, any Acquiror Shares or any securities convertible into, or exercisable, or exchangeable for, its Acquiror Shares; (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Acquiror Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise (clauses (x) and (y), collectively, “Transfer”) or (z) publicly announce any intention to effect any transaction specified in clauses above. “Expiration Time” shall mean the earliest to occur of (a) the Second Effective Time, (b) such date and time as the Business Combination Agreement shall be validly terminated pursuant to its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement.

b. Subject to the exceptions set forth herein, Sponsor agrees not to Transfer, assign or sell any Lock-up Shares held by it during the Lock-up Period (the “Lock-up”). For purposes of this Section 4 and, as applicable, this Agreement, (i) “Lock-up Period” shall mean with respect to the Lock-up Shares, subject to this Section 4, the period beginning on the Closing Date and ending on the date that is the six-month anniversary of the Closing Date; and (ii) “Permitted Transferee” shall mean, with respect to Sponsor or any of its respective Permitted Transferees: (A) the Public Company or any of its Subsidiaries (as defined in the Business Combination Agreement); (B) any Person approved in writing by the board of directors of the Public Company, in its sole discretion; (C) each of their respective equityholders and Affiliates (including any partner, shareholder, member controlling or under common control with such member and affiliated investment fund or vehicle); or (D) if their Permitted Transferee is a natural Person, any of such Permitted Transferee’s controlled Affiliates, or any trust or other estate planning vehicle that is under the control of such Permitted Transferee, as applicable, and for the sole benefit of such Permitted Transferee and/or such Permitted Transferee’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing Persons, in the case of each of clauses (A) through (D), only if such transferee becomes a party to this Agreement and only for so long as such party continues to qualify as a Permitted Transferee.

c.   Notwithstanding the provisions set forth in Section 4(a), Sponsor and or its Permitted Transferees may Transfer its Lock-up Shares during the Lock-up Period (i) to any of its Permitted Transferees; or (ii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of the Public Company or a duly authorized committee thereof or other similar transaction which results in all of Public Company’s stockholders having the right to exchange their shares of common stock (including any Acquiror Shares exchangeable for shares of common stock in connection therewith) for cash, securities or other property subsequent to the Closing Date.

d. Notwithstanding the provisions set forth in Section 4(a) or elsewhere in this Agreement, to the extent applicable, no (i) exercise by Sponsor of any of its warrants to purchase Acquiror Shares or shares of common stock nor (ii) cashless exercise of warrants shall be deemed a Transfer for purposes of this Section 4, and the actions described in the foregoing clauses (i) and (ii) are, hereby, expressly permitted under the terms of this Agreement.

e. For the avoidance of doubt, this Section 4 shall in no way limit any restrictions on or requirements relating to the Transfer of the Acquiror Shares beneficially owned by Sponsor or its respective Permitted Transferees under applicable securities laws or as otherwise set forth in the Articles of Association as of the date hereof.

f. Until the Expiration Time, the Sponsor unconditionally and irrevocably agrees that any Acquiror Shares that the Sponsor purchases or otherwise hereinafter acquires (including as a result of the exercise of any option to purchase or receive Acquiror Shares or as the result of a permitted Transfer pursuant to Section 4(a) or with respect to which the Sponsor otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time) shall be subject to the terms and conditions of Section 1 of this Agreement to the same extent as if they were owned by the Sponsor as of the date hereof.

g. Any Transfer or attempted Transfer of any Acquiror Shares in violation of this Section 4 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

5. Forfeiture and Vesting of Sponsor Units.

a. Subject to, conditioned upon the occurrence of and effective concurrently with the Closing, the Immediately Vesting Shares shall vest and be released from the provisions set forth in this Section 5 and shall not be subject to any vesting conditions, restrictions or other provisions set forth in the Subscription Agreement.

b. Subject to, conditioned upon the occurrence of and effective immediately after the Closing, the Trading Price Vesting Shares shall be unvested and subject to the restrictions and forfeiture provisions set forth in this Section 5 (and shall not be subject to any vesting conditions, restrictions or other provisions of the Subscription Agreement). The Trading Price Vesting Shares shall vest and be released from the provisions set forth in this Section 5 on the earlier to occur of (x) if (i) over any 20 trading days within any 30 consecutive trading day period the VWAP of the Surviving Company Stock is greater than or equal to $12.00 per share (in which case, such 50% of the Trading Price Vesting Shares shall vest upon the close of market on the 20th such trading day); or (ii) over any 20 trading days within any 30 consecutive trading day period the VWAP of the Surviving Company Stock is greater than or equal to $14.00 per share (in which case, the remaining 50% of the Trading Price Vesting Shares shall vest upon the close of market on the 20th such trading day) and (y) a Change of Control (as such term is defined in the Business Combination Agreement) (in which case, all Trading Price Vesting Shares which are not then vested shall be vested as of immediately prior to the consummation of such Change of Control). Any Trading Price Vesting Shares that have not vested in accordance with this Section 5(b) prior to the eighth anniversary of the Closing Date will be immediately and automatically forfeited at 11:59 p.m. New York time on the fifth anniversary of the Closing Date.

c.   Sponsor agrees that it shall not engage in any Transfer with respect to any Trading Price Vesting Shares until such time as such Trading Price Vesting Shares have vested pursuant to Section 5(b). Notwithstanding the foregoing or anything to the contrary herein, (i) Sponsor (and, for the avoidance of doubt, any Permitted Transferees pursuant to this clause (i)) may Transfer all or any of the Trading Price Vesting Shares to a Permitted Transferee, provided that such transferee shall agree in writing that he, she or it is receiving and holding such Trading Price Vesting Shares subject to the provisions of this Section 5 and (ii) from and after a Transfer pursuant to clause (i) of this sentence, all references to Sponsor in this Section 5 shall include such transferees and shall collectively mean Sponsor (to the extent that it then holds any Trading Price Vesting Shares) and each Permitted Transferee of Trading Price Vesting Shares pursuant to the foregoing clause (i) (in each case, to the extent he, she or it then holds Trading Price Vesting Shares). Each transferee of Trading Price Vesting Shares pursuant to clause (i) of the preceding sentence shall be a third-party beneficiary of this Section 5.

d. The Public Company shall use reasonable best efforts to remain listed as a public company on, and for the Acquiror Common Stock to be tradable over, the Nasdaq Capital Market or any other nationally recognized U.S. stock exchange; provided, however, the foregoing shall not limit the Public Company or any of its Affiliates from consummating a Sale or entering into a definitive agreement that contemplates a Sale. Subject to this Section 5, upon the consummation of a Sale, the Public Company shall have no further obligations under this Section 5(d). For purposes of this Section 5(d), “Sale” means (x) a purchase, sale, exchange, merger, business combination or other transaction or series of related transactions in which substantially all of the Acquiror Common Stock is, directly or indirectly, converted into cash, securities or other property or non-cash consideration, (y) a direct or indirect sale, lease, exchange or other transfer (regardless of the form of the transaction) in one transaction or a series of related transactions of a majority of the Public Company’s assets, as determined on a consolidated basis, to a third party or third parties acting as a “group” (as defined in Section 13(d)(3) of the Exchange Act) or (z) any transaction or series of transactions that results, directly or indirectly, in the stockholders of the Public Company as of immediately prior to such transactions holding, in the aggregate, less than 50% of the voting equity interests of the Public Company (or any successor of the Public Company) immediately after the consummation thereof, in the case of each of clause (x), (y) or (z), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or transfer of equity interests or assets, or otherwise.

e. At the time that any Trading Price Vesting Shares become vested pursuant to this Section 5, the Public Company shall remove any legends, stock transfer restrictions, stop transfer orders or similar restrictions with respect to such shares.

f. Within thirty days following the Closing Date, Sponsor shall file with the Internal Revenue Service (the “IRS”) (via certified mail, return receipt requested) a completed election, on a protective basis, under Section 83(b) of the Code and the regulations promulgated thereunder, with respect to the Vesting Shares and, upon such filing, shall thereafter notify the Public Company that Sponsor has made such timely filing and provide the Public Company with a copy of such election. Subject to, conditioned upon the occurrence of and effective immediately after the Closing, the Forfeited Shares shall be immediately and automatically forfeited.

g. This Agreement specifically amends and supersedes Section 1.3, Section 3 and any other provisions of the Subscription Agreement relating to either the vesting or forfeiture or any other conditions of any interest held by Sponsor pursuant to the Subscription Agreement.

6. Representations and Warranties. The Sponsor represents and warrants to the Company as follows:

a.   The Sponsor has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

b. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of the obligations under this Agreement and the compliance by the Sponsor with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to the Sponsor, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any limited liability company agreement, operating agreement or similar formation or governing documents and instruments of the Sponsor or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on the equity interests of the Acquiror owned by Sponsor as of the date of this Agreement, or to which the Sponsor acquires record or beneficial ownership after the date hereof and prior to the Closing, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

c. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, Governmental Official or any other Person is required by or with respect to the Sponsor in connection with the execution and delivery of this Agreement or the consummation by the Sponsor of the transactions contemplated hereby.

d. As of the date hereof, there is no action pending against, or, to the knowledge (after reasonable inquiry) of the Sponsor, threatened against the Sponsor that would reasonably be expected to materially impair the ability of the Sponsor to perform the Sponsor’s obligations hereunder or to consummate the transactions contemplated hereby.

e. As of the date hereof, the Sponsor is the record and beneficial owner of the Sponsor’s Acquiror Shares, free and clear of any and all Liens (other than (i) as may be set forth in the Sponsor’s or Acquiror’s governing documents or other documents filed with the Acquiror’s public filings, and (ii) those permissible under applicable securities laws). As of the date hereof, the Sponsor does not directly or indirectly own any other voting securities of the Acquiror other than the Acquiror Shares.

f. Except for this Agreement, the Sponsor has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any equity securities of the Acquiror owned by the Sponsor, or (ii) granted any proxy, consent or power of attorney with respect to any equity securities of the Acquiror owned by the Sponsor (other than as contemplated by this Agreement).

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement (the date on which such termination occurs, the “Termination Date”). Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud, (ii) Sections 8, 9, 10 and 12 (solely to the extent related to Sections 8, 9 and 10) shall survive any termination of this Agreement. For purposes of this Section 7, “Willful Breach” means a material breach of a covenant that is a consequence of an intentional act undertaken or an intentional failure to act by the breaching Party with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

8. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company, of Acquiror (other than Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein) or of the Public Company, and (b) no Affiliate of the Company, of Acquiror (other than Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein) or of the Public Company shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and beneficial owner of the Acquiror Shares, each Insider makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of Acquiror or its Affiliates, and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of Sponsor serving as a member of the board of directors (or other similar governing body) of Acquiror or its Affiliates or as an officer, employee or fiduciary of Acquiror or its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Person.

10. No Third-Party Beneficiaries. Subject to Section 5(c), this Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.

11. Specific Performance; Injunctive Relief. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties hereto shall be entitled to enforce specifically the terms and provisions hereof in the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or the state or federal courts located in the State of Delaware, and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties hereto. Each of the Parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereto hereby further agrees that in the event of any action by any other party hereto for specific performance or injunctive relief, it will not assert that a remedy at Law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

12. Incorporation by Reference. Sections 10.01 (Waiver), 10.02 (Notice), 10.03 (Assignment), 10.06 (Governing Law), 10.07 (Captions; Counterparts), 10.09 (Entire Agreement), 10.10 (Amendments), 10.11 (Severability), 10.12 (Jurisdiction; Waiver of Trial by Jury) and 10.15 (Non-Survival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written:

Global Partner Sponsor II LLC

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Authorized Signatory

Global Partner Acquisition Corp. II

By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Chief Executive Officer

Stardust Power Inc.

By:	/s/ Roshan Pujari
Name:	Roshan Pujari
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

and, solely for purposes of Sections 1, 3, 8 and 9 (and the other sections of this Agreement solely to the extent relating to Sections 1, 3, 8 and 9),

INSIDERS:

By:	/s/ Gary DiCamillo
Name:	Gary DiCamillo

By:	/s/ Claudia Hollingsworth
Name:	Claudia Hollingsworth

By:	/s/ William Kerr
Name:	William Kerr

[Signature Page to Sponsor Letter Agreement]

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